SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.______)

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Filed by a Party other than the Registrant [ ]

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[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[ X ] Soliciting Material under Rule 14a-12

PMF TEI Fund, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[   ] Fee paid previously with preliminary proxy materials.

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ACTION REQUESTED: Please do not disregard this letter

Special Meeting of LIMITED PARTNERS SCHEDULED FOR JANUARY 21, 2021

Even if it is past the indicateD MEETING date, WE NEED YOUR PARTICIPATION

Dear Limited Partner,

We hope this overnight package demonstrates our strong desire to obtain your vote. Please note that we would not bear the expense of reaching out to you via overnight mailing, in addition to the several other attempts to contact you, unless we needed your participation. You are one of the largest unvoted Limited Partners in the Fund and your vote will make a significant impact in our quest for quorum. This is a government mandated process that requires a certain quorum to hold our meeting and we will need to continue to contact Limited Partners until the quorum is attained. We would sincerely appreciate your participation to help us reach quorum as soon as possible. Please vote today!

Limited Partners are being asked to vote on the following proposals:

Proposal 1:	To approve a new investment management agreement between Endowment Advisers, L.P. (the “Adviser”) and the Fund;

Proposal 2:	To elect five nominees to serve on the Board of Directors:

While to date, a significant majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board unanimously approved each of the Proposals and recommends that you vote “FOR” the Proposals.

Please review the Proxy Statement for full details, available online at www.okapivote.com/PMF.

In order for your vote to be represented, we must receive your voting instructions. Even if it is past the indicateD MEETING date, please submit your vote Today. For your convenience, please use either of the following methods to submit your vote:

1.	By Phone:

If you have any questions, or would like to quickly vote your shares, please call Okapi Partners, our proxy solicitor, toll-free at: (877) 285-5990. Representatives are available Monday - Friday 9:00am to 7:00pm (ET).

2.	By Email:

Please email PMFFund@Okapipartners.com and indicate your name, address and the direction you would like to cast your vote (i.e. With the Board’s recommendations).

3.	By Internet:

Refer to the enclosed proxy card for the control number and go to: WWW.OKAPIVOTE.COM/PMF and follow the simple on-screen instructions.

Thank you for your prompt assistance to this matter!